Exhibit 10.2

PROPOSED AMENDMENT
TO 1999 EMPLOYEE STOCK OPTION PLAN

This amendment (this “Amendment”) dated September     , 2003 amends the 1999 Employee Stock Option Plan (the “Stock Option Plan”) of Acorda Therapeutics, Inc. (the “Company”).

WITNESSETH:

WHEREAS, the Company intends to complete an initial public offering (the “IPO”); and

WHEREAS, the Company wishes to amend the terms of the Stock Option Plan as described below;

NOW, THEREFORE, the Stock Option Plan is amended as follows:

1.                 Section 3 of the 1999 Employee Stock Option Plan shall be amended in its entirety to read as follows:

“Subject to adjustment pursuant to Section 9, 34,958,163 shares of Stock shall be reserved for issuance upon the exercise of Stock Options granted pursuant to this Plan.  On the first day of each fiscal year, the Stock reserve shall automatically be increased by a number of shares equal to the least of (i) 2.5% of the then outstanding shares of Stock, (ii) 7,765,812 shares, or (iii) a number determined by the Board.  Any shares of Stock from increases in previous years that are not actually issued will continue to be included in the aggregate number of shares available for future issuance.”

2.                 Effectiveness. This Amendment shall be deemed effective immediately prior to the consummation of the IPO.